Exhibit (d)(vii)

SUB-ADVISORY AGREEMENT

        THIS SUB-ADVISORY AGREEMENT (this “Agreement”) is made this ___ day of _______, 2004, by and among FMI MUTUAL FUNDS, INC., a Wisconsin corporation (the “Company”), FIDUCIARY MANAGEMENT, INC., a Wisconsin corporation (the “Adviser”), and CORTINA ASSET MANAGEMENT, LLC (the “Portfolio Manager”).

RECITALS:

        A.        The Company is currently registered with the Securities and Exchange Commission under the Investment Company Act of 1940 (the “Act”) as an open-end management investment company consisting of multiple series.

        B.        The Company’s authorized shares of Common Stock are divided into multiple series, each of which constitutes a separate investment portfolio or fund with different investment objectives and policies.

        C.        Each share of a fund represents an undivided interest in the assets, subject to the liabilities, allocated to that portfolio.

        D.        The Adviser acts as the “investment adviser” (as defined in Section 2(a)(20) of the Act) to the Cortina Small Cap Growth Fund and the Cortina Small Cap Opportunity Fund (each a “Fund”, and, collectively, the “Funds”), each a series of the Company’s common stock, pursuant to the terms of an Investment Advisory Agreement.

        E.        The Adviser is responsible for the day-to-day management and overall administration of the Funds and the coordination of investment of the Funds’ assets in portfolio securities.

        F.        Specific portfolio purchases and sales for each Fund’s investment portfolio, or a portion thereof, are to be made by advisory organizations recommended and selected by the Adviser, subject to the approval of the Board of Directors of the Company.

AGREEMENT:

        WHEREAS, the Adviser and the Company desire to retain the Portfolio Manager as the investment adviser and the portfolio manager for the Funds.

        NOW, THEREFORE, the Company, the Adviser and the Portfolio Manager do mutually promise and agree as follows:

        1.        Employment. The Adviser being duly authorized hereby appoints and employs the Portfolio Manager as a discretionary portfolio manager to each Fund for those assets of such Fund that the Adviser determines to assign to the Portfolio Manager (those assets being referred to as the “Fund Account”), for the period and on the terms set forth in this Agreement. The Portfolio Manager hereby accepts the appointment as a discretionary portfolio manager and agrees to use its best professional judgment to make timely investment decisions for each Fund with respect to the investments of the applicable Fund Account in accordance with the provisions of this Agreement.

        2.        Authority of the Portfolio Manager. The Portfolio Manager shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Company or any Fund in any way or otherwise be deemed an agent of the Company or the Funds.

        3.        Portfolio Management Services of the Portfolio Manager. The Portfolio Manager is hereby employed and authorized to select portfolio securities for investment by each Fund, to purchase and sell securities of the applicable Fund Account, and upon making any purchase or sale decision, to place orders for the execution of such portfolio transactions in accordance with paragraphs 5 and 6 hereof and such operational procedures as may be agreed to from time to time by the Portfolio Manager and the Company or the Adviser (the “Operational Procedures”). In providing portfolio management services to a Fund Account, the Portfolio Manager shall be subject to such investment restrictions as are set forth in the Act and the rules thereunder, the Internal Revenue Code, applicable state securities laws, the supervision and control of the Board of Directors of the Company, such specific instructions as the Board of Directors may adopt and communicate to the Portfolio Manager, the investment objectives, policies and restrictions of the applicable Fund furnished pursuant to paragraph 4, the provisions of Schedule A hereto and instructions from the Adviser. The Portfolio Manager is not authorized by the Company to take any action, including the purchase or sale of securities for a Fund Account, in contravention of any restriction, limitation, objective, policy or instruction described in the previous sentence. The Portfolio Manager shall maintain on behalf of each Fund the records listed in Schedule A hereto (as amended from time to time). At the Company’s or the Adviser’s reasonable request, the Portfolio Manager will consult with the Company or with the Adviser with respect to any decision made by it with respect to the investments of a Fund Account.

        4.        Investment Objectives, Policies and Restrictions. The Company will provide the Portfolio Manager with a statement of the investment objectives, policies and restrictions applicable to each Fund and any specific investment restrictions applicable to such Fund as established by the Company, including those set forth in its registration statement under the Act and the Securities Act of 1933, as amended. The Company retains the right, on written notice to the Portfolio Manager from the Company or the Adviser, to modify any such objectives, policies or restrictions in any manner at any time.

        5.        Transaction Procedures. All transactions will be consummated by payment to or delivery by U.S. Bank, N.A. (the “Custodian”), or such depositories or agents as may be designated by the Custodian in writing, as custodian for each Fund, of all cash and/or securities due to or from the applicable Fund Account, and the Portfolio Manager shall not have possession or custody thereof or any responsibility or liability with respect thereto. The Portfolio Manager shall advise the Custodian and confirm in writing to the Company and to the Funds’ administrator, Fiduciary Management, Inc., or any other designated agent of the Company, all transactions for each Fund Account executed by it with brokers and dealers at the time and in the manner as set forth in the Operational Procedures. The Portfolio Manager shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Portfolio Manager. The Company shall be responsible for all custodial arrangements and the payment of all custodial charges and fees, and, upon giving proper instructions to the Custodian, the Portfolio Manager shall have no responsibility or liability with respect to custodial arrangements or the acts, omissions or other conduct of the Custodian, except that it shall be the responsibility of the Adviser to take appropriate action if the Custodian fails to confirm in writing proper execution of the instructions.

        6.        Proxies. The Portfolio Manager will make proxy voting decisions on securities held in each Fund’s portfolio in accordance with the Portfolio Manager’s proxy voting policies and procedures. The Portfolio Manager will exercise its voting responsibilities in a manner that is consistent with the general antifraud provisions of the Act, as well as the Portfolio Manager’s fiduciary duties under federal and state law to act in the best interests of the Funds.

        7.        Compensation of the Portfolio Manager. The compensation of the Portfolio Manager for its services under this Agreement shall be calculated and paid by the Adviser in accordance with the attached Schedule B. Pursuant to the provisions of the Investment Advisory Agreement between the Company and the Adviser, the Adviser is solely responsible for the payment of fees to the Portfolio Manager, and the Portfolio Manager agrees to seek payment of its fees solely from the Adviser. As to either of the Funds, if, in any fiscal year, the Adviser is obligated pursuant to the Investment Advisory Agreement to waive fees payable to it by such Fund or reimburse expenses to such Fund, the Portfolio Manager shall pay to the Adviser an amount equal to the product of (a) the ratio of the total fee paid to the Portfolio Manager in any fiscal year (as the numerator) to the total fee paid to the Adviser in any fiscal year (as the denominator) times (b) any fee waiver or expense reimbursement that the Adviser is obligated to pay to such Fund in any fiscal year. In any event, the Adviser shall remain liable to the Company for the full amount of such fee waiver or expense reimbursement

        8.        Other Investment Activities of the Portfolio Manager. The Company acknowledges that the Portfolio Manager or one or more of its affiliates may have investment responsibilities or render investment advice to or perform other investment advisory services for other individuals or entities and that the Portfolio Manager, its affiliates or any of its or their directors, officers, agents or employees may buy, sell or trade in any securities for its or their respective accounts (“Affiliated Accounts”). Subject to the provisions of paragraph 2 hereof, the Company agrees that the Portfolio Manager or its affiliates may give advice or exercise investment responsibility and take such other action with respect to other Affiliated Accounts which may differ from the advice given or the timing or nature of action taken with respect to any Fund Account, provided that the Portfolio Manager acts in good faith, and provided further, that it is the Portfolio Manager’s policy to allocate, within its reasonable discretion, investment opportunities to such Fund Account over a period of time on a fair and equitable basis relative to the Affiliated Accounts, taking into account the investment objectives and policies of such Fund and any specific investment restrictions applicable thereto. The Company acknowledges that one or more of the Affiliated Accounts may at any time hold, acquire, increase, decrease, dispose of or otherwise deal with positions in investments in which a Fund Account may have an interest from time to time, whether in transactions which involve such Fund Account or otherwise. The Portfolio Manager shall have no obligation to acquire for any Fund Account a position in any investment which any Affiliated Account may acquire, and the Company shall have no first refusal, co-investment or other rights in respect of any such investment, either for such Fund Account or otherwise.

        9.        Certificate of Authority. The Company, the Adviser and the Portfolio Manager shall furnish to each other from time to time certified copies of the resolutions of their Boards of Directors or executive committees, as the case may be, evidencing the authority of officers and employees who are authorized to act on behalf of the Company, each Fund Account, the Portfolio Manager and/or the Adviser.

        10.        Liability. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Portfolio Manager, the Portfolio Manager shall not be liable for any act or omission in the course of, or connected with, rendering services hereunder, or for any losses that may be sustained in the purchase, holding or sale of any security.

        11.        Brokerage Commissions. The Adviser, subject to the control and direction of the Board of Directors of the Company, and the Portfolio Manager, subject to the control and direction of the Board of Directors of the Company and the Adviser, shall have authority and discretion to select brokers and dealers to execute portfolio transactions initiated by the Portfolio Manager for either of the Funds and for the selection of the markets on or in which the transactions will be executed. The Adviser or the Portfolio Manager may cause a Fund to pay a broker-dealer which provides brokerage and research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934 (the “Exchange Act”), to the Adviser or the Portfolio Manager a commission for effecting a securities transaction in excess of the amount another broker-dealer would have charged for effecting such transaction, if the Adviser or the Portfolio Manager determines in good faith that such amount of commission is reasonable in relation to the value of brokerage and research services provided by the executing broker-dealer viewed in terms of either that particular transaction or his overall responsibilities with respect to the accounts as to which he exercises investment discretion (as defined in Section 3(a)(35) of the Exchange Act). The Portfolio Manager shall provide such reports as the Board of Directors of the Company or the Adviser may reasonably request with respect to each Fund’s total brokerage and the manner in which that brokerage was allocated.

        12.        Confidentiality. Subject to the duty of the Portfolio Manager and the Company to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all information pertaining to each Fund Account and the actions of the Portfolio Manager and the Company in respect thereto.

        13.        Representations, Warranties and Agreements of the Company. The Company represents, warrants and agrees that:

A. The Portfolio Manager has been duly appointed by the Board of Directors of the Company to provide investment services to each Fund Account as contemplated hereby.

    B.       The Company will deliver to the Portfolio Manager a true and complete copy of its then current prospectus and statement of additional information as effective from time to time and such other documents or instruments governing the investment of each Fund Account and such other information as is necessary for the Portfolio Manager to carry out its obligations under this Agreement.

        14.        Representations, Warranties and Agreements of the Portfolio Manager. The Portfolio Manager represents, warrants and agrees that:

    A.       The Portfolio Manager is registered as an “investment adviser” under the Investment Advisers Act of 1940 (“Advisers Act”); or is a “bank” as defined in Section 202(a)(2) of the Advisers Act or an “insurance company” as defined in Section 202(a)(2) of the Advisers Act.

    B.       The Portfolio Manager will maintain, keep current and preserve on behalf of the Company, in the manner required or permitted by the Act, the records identified in Schedule A. The Portfolio Manager agrees that such records (unless otherwise indicated on Schedule A) are the property of the Company, and will be surrendered to the Company promptly upon request.

    C.       The Portfolio Manager will complete such reports concerning purchases or sales of securities on behalf of each Fund Account as the Adviser or the Company may from time to time require to ensure compliance with the Act, the Internal Revenue Code and applicable state securities laws.

    D.       The Portfolio Manager will adopt a written code of ethics complying with the requirements of Rule 17j-1 under the Act and will provide the Company with a copy of the code of ethics and evidence of its adoption. Upon the written request of the Company, the Portfolio Manager shall permit the Company, its employees or its agents to examine the reports required to be made to the Portfolio Manager by Rule 17j-1(c)(1).

E. The Portfolio Manager will promptly after filing with the Securities and Exchange Commission an amendment to its Form ADV furnish a copy of such amendment to the Company and the Adviser.

    F.       The Portfolio Manager will immediately notify the Company and the Adviser of the occurrence of any event which would disqualify the Portfolio Manager from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Act or otherwise.

        15.        Amendments. This Agreement may be amended by the mutual consent of the parties; provided, however, that in no event may it be amended without the approval of the Board of Directors in the manner required by the Act.

        16.        Termination. This Agreement may be terminated at any time, without the payment of any penalty, by any party hereto immediately upon written notice to the others in the event of a breach of any provision hereof by the party so notified, or otherwise, upon giving thirty (30) days’ written notice to the others, but any such termination shall not affect the status, obligations or liabilities of any party hereto to the others. This Agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the Act). Subject to prior termination as hereinbefore provided, this Agreement shall continue in effect for an initial period beginning as of the date hereof and ending on the second anniversary of this Agreement and indefinitely thereafter, but only so long as the continuance after such initial period is specifically approved annually by the Board of Directors of the Company in the manner required by the Act.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day first above written.

FMI MUTUAL FUNDS, INC.
(the "Company")
By:_____________________________________
FIDUCIARY MANAGEMENT, INC.
By:_____________________________________
CORTINA ASSET MANAGEMENT, LLC
(the "Portfolio Manager")
By:_____________________________________

SCHEDULE A

RECORDS TO BE MAINTAINED BY THE PORTFOLIO MANAGER

1.	(1940 Act Rule 31a-1(b)(5) and (6)). A record of each brokerage order, and all other portfolio purchases and sales, given by the Portfolio Manager on behalf of each Fund for, or in connection with, the purchase or sale of securities, whether executed or unexecuted. Such records shall include:

A. The name of the broker;

B. The terms and conditions of the order and of any modifications or cancellation thereof;

C. The time of entry or cancellation;

D. The price at which executed;

E. The time of receipt of a report of execution; and

F. The name of the person who placed the order on behalf of the applicable Fund.

2.	(1940 Act Rule 31a-1(b)(9)). A record for each fiscal quarter, completed within ten (10) days after the end of the quarter, showing specifically the basis or bases upon which the allocation of orders for the purchase and sale of portfolio securities to named brokers or dealers was effected, and the division of brokerage commissions or other compensation on such purchase and sale orders. Such record:

A. Shall include the consideration given to:

(i)	the sale of shares of the applicable Fund by brokers or dealers.

(ii)	The supplying of services or benefits by brokers or dealers to:

(a)	The applicable Fund,

(b)	The Adviser,

(c)	The Portfolio Manager, and

(d)	Any person other than the foregoing.

B. Any other consideration other than the technical qualifications of the brokers and dealers as such.

C. Shall show the nature of the services or benefits made available.

    D.        Shall describe in detail the application of any general or specific formula or other determinant used in arriving at such allocation of purchase and sale orders and such division of brokerage commissions or other compensation.

E. The name of the person responsible for making the determination of such allocation and such division of brokerage commissions or other compensation.

3.	(1940 Act Rule 31a-1(b)(10)). A record in the form of an appropriate memorandum identifying the person or persons, committees or groups authorizing the purchase or sale of portfolio securities. Where an authorization is made by a committee or group, a record shall be kept of the names of its members who participate in the authorization. There shall be retained as part of this record: any memorandum, recommendation or instruction supporting or authorizing the purchase or sale of portfolio securities and such other information as is appropriate to support the authorization.[1]

4.	(1940 Act Rule 31a-1(f)). Such accounts, books and other documents as are required to be maintained by registered investment advisers by rule adopted under Section 204 of the Investment Advisers Act of 1940, to the extent such records are necessary or appropriate to record the Portfolio Manager’s transactions with respect to a Fund Account.

        1 Such information might include: the current Form 10-K, annual and quarterly reports, press releases, reports by analysts and from brokerage firms (including their recommendation, i.e., buy, sell, hold) or any internal reports or portfolio adviser reviews).

SCHEDULE B

FEE SCHEDULE

        For its services to the Funds, the Adviser shall pay the Portfolio Manager a fee equal to 0.90% of the average net assets of the Cortina Small Cap Growth Fund less than or equal to $25 million and a fee equal to 1.08% of the average net assets of the Cortina Small Cap Growth Fund in excess of $25 million; and a fee equal to 0.75% of the average net assets of the Cortina Small Cap Opportunity Fund less than or equal to $25 million and a fee equal to 0.90% of the average net assets of the Cortina Small Cap Opportunity Fund in excess of $25 million.

        The fee shall be pro-rated for any month during which the Agreement is in effect for only a portion of the month.